Exhibit 99.1

GXO Reports Fourth Quarter and Full Year 2025 Results

•Record revenue for both fourth quarter and full year 2025
•Over $1 billion in new business wins for third consecutive year; Incremental 2026 new business revenue of $774 million, up 20% year-over-year1
•Strengthened leadership across Americas & Asia Pacific, Commercial and Operations
•Wincanton integration underway; Synergy realization on track
•Announced 2026 guidance:
◦Organic revenue growth of 4% - 5%
◦Adjusted EBITDA of $930 million - $970 million, increasing 8% at the mid-point
◦Adjusted diluted EPS of $2.85 - $3.15, increasing 20% at the mid-point
◦Adjusted EBITDA to free cash flow conversion of 30% to 40%

GREENWICH, Conn. — February 10, 2026 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the fourth quarter and full year 2025.

Patrick Kelleher, chief executive officer of GXO, said, “We delivered record revenue in both the fourth quarter and the full year, with organic growth in every region, affirming the value we are delivering for customers and the resilience of our model. New business wins topped $1 billion for the third consecutive year, with notable wins in high growth verticals where we’re seeing demand accelerating.

“Our fundamentals are strong, and we are taking strategic actions across the organization to accelerate growth and expand margins. Over the past three months, we added new leaders in our Commercial and Operations functions, as well as in North America, where we see a long runway for growth. In 2026, we will steadily increase the deployment of AI and robotics across our network, both of which we expect to be long-term drivers of efficiency and performance.

“We enter the year in a position of strength, with full-year guidance that reflects our confidence in delivering even more profitable growth. We look forward to sharing our long-term strategic roadmap at an Investor Day later this year.”

Fourth Quarter 2025 Results

Revenue increased to $3.5 billion, up 7.9% year over year, compared with $3.3 billion for the fourth quarter 2024. Organic revenue2 grew by 3.5%.

Net income was $43 million, compared with $100 million for the fourth quarter 2024. Diluted earnings per share was $0.37, compared with $0.83 for the fourth quarter 2024.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA2”) increased to $255 million, compared with $251 million for the fourth quarter 2024. Adjusted diluted earnings per share (“Adjusted diluted EPS2”) was $0.87, compared with $1.00 for the fourth quarter 2024.

1 Comparable position for year-ahead incremental revenue at 4Q 2024 was $627 million.
2 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

GXO generated $170 million of cash flows from operations, compared with $186 million for the fourth quarter 2024. In the fourth quarter of 2025, GXO generated $163 million of free cash flow2, compared with $127 million for the fourth quarter 2024.

Full Year 2025 Results

Revenue increased to $13.2 billion, up 12.5% year over year compared with $11.7 billion for 2024. Organic revenue2 grew by 3.9%.

Net income was $36 million, compared with $138 million for 2024. Diluted earnings per share was $0.28, compared with $1.12 for 2024.

Adjusted EBITDA2 was $881 million, compared with $815 million for 2024. Adjusted diluted EPS2 was $2.51, compared with $2.80 for 2024.

GXO generated $434 million of cash flows from operations, compared with $549 million for 2024. GXO generated $259 million of free cash flow2, compared with $251 million for 2024.

Cash Balances and Outstanding Debt

As of December 31, 2025, cash and cash equivalents (excluding restricted cash), total debt outstanding and net debt2 were $854 million, $3.1 billion and $2.2 billion, respectively.

2026 Guidance3

GXO’s 2026 financial outlook is as follows:
•Organic revenue growth2 of 4% to 5%;
•Adjusted EBITDA2 of $930 million to $970 million;
•Adjusted diluted EPS2 of $2.85 to $3.15; and
•Adjusted EBITDA2 to free cash flow conversion2 of 30% to 40%.

Conference Call

GXO will hold a conference call on Wednesday, February 11, 2026, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13757981. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until February 25, 2026. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13757981.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is positioned to capitalize on the rapid growth of ecommerce, automation and outsourcing. GXO has more than 150,000 team members across more than 1,000 facilities totaling more than 200 million square feet. The company serves the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

3 Our guidance reflects current FX rates.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the attached financial tables.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net leverage ratio, net debt, and operating return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO, and adjusted EPS, include adjustments for transaction and integration costs, restructuring costs and other adjustments, regulatory matters and litigation expense, as well as net loss on divestiture of business, as set forth in the attached financial tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, and may include consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities), and certain costs related to integrating and separating IT systems. Restructuring costs and other adjustments primarily relate to severance paid to the Company’s executive team and recruitment fees, and actions taken to optimize certain administrative functions. Regulatory matters and litigation expenses relate to the settlement of regulatory and legal matters. And net loss on divestiture of business primarily relates to the write-down loss resulting from the held-for-sale classification.

We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flows from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set forth in the attached financial tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of revenue from acquired businesses and foreign currency exchange rate fluctuations.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains as set forth in the attached financial tables, which management has determined are not reflective of our core operating activities, including amortization of intangible assets acquired.

We believe that net debt and net leverage ratio are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents (excluding restricted cash) from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our adjusted EBITA, net of income taxes paid, divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2026 organic revenue growth, adjusted EBITDA, adjusted diluted EPS, and free cash flow conversion, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare forward-looking statements of income and cash flows in accordance with GAAP that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full year 2026 financial guidance of organic revenue growth, adjusted EBITDA, adjusted diluted EPS and free cash flow conversion; In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: economic conditions generally; supply chain challenges, including labor shortages; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our respective customers’ demands; our ability to successfully integrate and realize anticipated benefits, synergies, cost savings and profit improvement opportunities with respect to acquired companies, including the acquisition of Wincanton; acquisitions may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our ability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fluctuations in customer confidence and spending; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the

United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; damage to our reputation; a material disruption of our operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; failure in properly handling the inventory of our customers; failure to successfully incorporate artificial intelligence and humanoids in connection with our growth strategy; the impact of potential cyber-attacks and information technology or data security breaches; and the inability to implement technology initiatives or business systems successfully; our ability to achieve Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward looking statements should therefore be construed in the light of such factors.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Kristine Kubacki, CFA
+1 (203) 769-7206
kristine.kubacki@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024	2025	2024
Revenue	$3,507	$3,250	$13,178	$11,709
Direct operating expense	2,962	2,737	11,190	9,853
Selling, general and administrative expense	288	277	1,106	1,061
Depreciation and amortization expense	120	113	457	415
Transaction and integration costs	4	21	54	76
Restructuring costs and other	5	1	27	25
Regulatory matter and litigation expense(1)	—	—	65	59
Net loss on divestiture of business	34	—	34	2
Operating income	94	101	245	218
Other income (expense), net	2	30	(8)	31
Interest expense, net	(30)	(34)	(133)	(103)
Income before income taxes	66	97	104	146
Income tax (expense) benefit	(23)	3	(68)	(8)
Net income	43	100	36	138
Net income attributable to Noncontrolling Interests (“NCI”)	—	—	(4)	(4)
Net income attributable to GXO	$43	$100	$32	$134

Earnings per share
Basic	$0.38	$0.84	$0.28	$1.12
Diluted	$0.37	$0.83	$0.28	$1.12

Weighted-average shares outstanding used in computation of earnings per share
Basic	114,495	119,489	115,677	119,413
Diluted	115,604	120,035	116,303	119,798
(1) For the year ended December 31, 2025, the Company recorded $65 million of expense related to the deductibility of value-added tax payments made by the Company to certain third-party service providers. For the year ended December 31, 2024, the Company recorded $59 million of expense related to the settlement of a dispute between the Company and one of its customers.

GXO Logistics, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$854	$413
Accounts receivable, net of allowance of $15 and $15	2,028	1,799
Other current assets	406	429
Total current assets	3,288	2,641
Long-term assets
Property and equipment, net of accumulated depreciation of $2,126 and $1,732	1,151	1,160
Operating lease assets	2,563	2,329
Goodwill	3,781	3,549
Intangible assets, net of accumulated amortization of $781 and $618	909	986
Other long-term assets	570	601
Total long-term assets	8,974	8,625
Total assets	$12,262	$11,266
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$758	$776
Accrued expenses	1,492	1,271
Current debt	446	110
Current operating lease liabilities	745	647
Other current liabilities	434	385
Total current liabilities	3,875	3,189
Long-term liabilities
Long-term debt	2,619	2,521
Long-term operating lease liabilities	2,044	1,898
Other long-term liabilities	709	623
Total long-term liabilities	5,372	5,042
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 119,868 and 119,496 shares issued and 114,512 and 119,496 shares outstanding, respectively	1	1
Treasury stock, at cost; 5,356 and 0 shares, respectively	(202)	—
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, 0 issued and outstanding	—	—
Additional Paid-In Capital (“APIC”)	2,667	2,629
Retained earnings	718	686
Accumulated Other Comprehensive Income (Loss) (“AOCIL”)	(201)	(313)
Total stockholders’ equity before NCI	2,983	3,003
NCI	32	32
Total equity	3,015	3,035
Total liabilities and equity	$12,262	$11,266

GXO Logistics, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In millions)	2025	2024
Cash flows from operating activities:
Net income	$36	$138
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	457	415
Goodwill and intangibles write-down loss held for sale	25	—
Stock-based compensation expense	47	39
Deferred tax benefit	(29)	(38)
Other	10	1
Changes in operating assets and liabilities
Accounts receivable	(88)	118
Other assets	21	(54)
Accounts payable	(61)	23
Accrued expenses and other liabilities	16	(93)
Net cash provided by operating activities	434	549
Cash flows from investing activities:
Capital expenditures	(324)	(359)
Proceeds from sale of property and equipment	149	61
Acquisition of business, net of cash acquired	—	(863)
Net investment hedges settlement	(24)	4
Other	3	—
Net cash used in investing activities	(196)	(1,157)
Cash flows from financing activities:
Common stock repurchased	(200)	—
Proceeds from long-term debt, net of issuance discount	577	1,096
Payments for debt issue costs	(2)	(9)
Net borrowings under revolving credit facilities	(25)	(122)
Repayments of debt	(180)	(286)
Repayments of finance lease obligations	(50)	(45)
Taxes paid related to net share settlement of equity awards	(9)	(8)
Other	—	10
Net cash provided by financing activities	111	636
Effect of exchange rates on cash and cash equivalents	23	(13)
Net increase in cash, restricted cash and cash equivalents	372	15
Cash, restricted cash and cash equivalents, beginning of year	485	470
Cash, restricted cash and cash equivalents, end of year	$857	$485

Reconciliation of cash, restricted cash and cash equivalents
Cash and cash equivalents	$854	$413
Restricted Cash (included in Other current assets)	2	—
Restricted cash (included in Other long-term assets)	1	72
Total cash, restricted cash and cash equivalents	$857	$485

GXO Logistics, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In millions)	2025	2024
Supplemental cash flow information:
Cash paid for interest, net	$128	$97
Cash paid for income taxes, net	59	43
Noncash financing activities:
Excise tax liability related to stock repurchases	2	—

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
United Kingdom	$1,687	$1,521	$6,296	$5,248
United States	838	838	3,158	3,087
Netherlands	275	242	1,035	922
France	210	213	822	809
Spain	172	150	651	571
Italy	102	103	405	391
Other	223	183	811	681
Total	$3,507	$3,250	$13,178	$11,709

The Company’s revenue can also be disaggregated by the customer’s primary industry. Revenue disaggregated by industries was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Omnichannel retail	$1,713	$1,543	$6,406	$5,360
Technology and consumer electronics	429	404	1,644	1,541
Industrial and manufacturing	378	366	1,529	1,339
Food and beverage	337	345	1,381	1,331
Consumer packaged goods	360	363	1,258	1,259
Other	290	229	960	879
Total	$3,507	$3,250	$13,178	$11,709

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA
and Adjusted EBITDA Margins
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Net income attributable to GXO	$43	$100	$32	$134
Net income attributable to NCI	—	—	4	4
Net income	$43	$100	$36	$138
Interest expense, net	30	34	133	103
Income tax expense (benefit)	23	(3)	68	8
Depreciation and amortization expense	120	113	457	415
Transaction and integration costs	4	21	54	76
Restructuring costs and other	5	1	27	25
Regulatory matter and litigation expense	—	—	65	59
Net loss on divestiture of business	34	—	34	2
Unrealized (gain) loss on foreign currency contracts	(4)	(15)	7	(11)
Adjusted EBITDA(1)	$255	$251	$881	$815

Revenue	$3,507	$3,250	$13,178	$11,709
Operating income	$94	$101	$245	$218
Operating income margin(2)	2.7%	3.1%	1.9%	1.9%
Adjusted EBITDA margin(1)(3)	7.3%	7.7%	6.7%	7.0%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Operating income margin is calculated as operating income divided by revenue for the period.
(3) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITA
and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Net income attributable to GXO	$43	$100	$32	$134
Net income attributable to NCI	—	—	4	4
Net income	$43	$100	$36	$138
Interest expense, net	30	34	133	103
Income tax expense (benefit)	23	(3)	68	8
Amortization of intangible assets acquired	29	31	119	108
Transaction and integration costs	4	21	54	76
Restructuring costs and other	5	1	27	25
Regulatory matter and litigation expense	—	—	65	59
Net loss on divestiture of business	34	—	34	2
Unrealized (gain) loss on foreign currency contracts	(4)	(15)	7	(11)
Adjusted EBITA(1)	$164	$169	$543	$508

Revenue	$3,507	$3,250	$13,178	$11,709
Adjusted EBITA margin(1)(2)	4.7%	5.2%	4.1%	4.3%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024	2025	2024
Net income	$43	$100	$36	$138
Net income attributable to NCI	—	—	(4)	(4)
Net income attributable to GXO	$43	$100	$32	$134
Amortization of intangible assets acquired	29	31	119	108
Transaction and integration costs	4	21	54	76
Restructuring costs and other	5	1	27	25
Regulatory matter and litigation expense	—	—	65	59
Net loss on divestiture of business	34	—	34	2
Unrealized (gain) loss on foreign currency contracts	(4)	(15)	7	(11)
Income tax associated with the adjustments above(1)	(10)	(2)	(46)	(42)
Discrete income tax benefit(2)	—	(16)	—	(16)
Adjusted net income attributable to GXO(3)	$101	$120	$292	$335

Adjusted basic EPS(3)	$0.88	$1.00	$2.52	$2.81
Adjusted diluted EPS(3)	$0.87	$1.00	$2.51	$2.80

Weighted-average shares outstanding used in computation of earnings per share
Basic	114,495	119,489	115,677	119,413
Diluted	115,604	120,035	116,303	119,798
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) In 2024, the discrete income tax benefit arises from the release of the valuation allowance.
(3) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operations to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Cash flows from operations(1)	$170	$186	$434	$549
Capital expenditures	(55)	(104)	(324)	(359)
Proceeds from sale of property and equipment	48	45	149	61
Free cash flow(2)	$163	$127	$259	$251

Cash flows from operations to net income			n/m	397.8%
Free cash flow conversion(2)			29.4%	30.8%
n/m - not meaningful
(1) Net cash provided by operating activities.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Revenue	$3,507	$3,250	$13,178	$11,709
Revenue from acquired business(1)	—	—	(655)	—
Foreign exchange rates	(143)	—	(352)	—
Organic revenue(2)	$3,364	$3,250	$12,171	$11,709

Revenue growth(3)	7.9%		12.5%
Organic revenue growth(2)(4)	3.5%		3.9%
(1) The Company excludes revenue from the acquired business for periods that are not comparable.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	December 31, 2025
Current debt	$446
Long-term debt	2,619
Total debt(1)	$3,065
Less: Cash and cash equivalents (excluding restricted cash)	(854)
Net debt(2)	$2,211
(1) Includes finance leases and other debt of $327 million as of December 31, 2025.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income Ratio:

(In millions)	December 31, 2025
Total debt	$3,065
Net income	$36
Debt to net income ratio	85.1x

Reconciliation of Net Leverage Ratio:

(In millions)	December 31, 2025
Net debt	$2,211
Adjusted EBITDA(1)	$881
Net leverage ratio(1)	2.5x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid:

Year Ended
(In millions)	December 31, 2025
Adjusted EBITA(1)	$543
Less: Cash paid for income taxes	(59)
Adjusted EBITA(1), net of income taxes paid	$484
(1) See the “Non-GAAP Financial Measures” section of this press release.

Return on Invested Capital (ROIC):

	Year Ended December 31,
(In millions)	2025	2024	Average
Selected Assets:
Accounts receivable, net	$2,028	$1,799	$1,914
Other current assets	406	429	418
Property and equipment, net	1,151	1,160	1,156
Selected Liabilities:
Accounts payable	$(758)	$(776)	$(767)
Accrued expenses	(1,492)	(1,271)	(1,382)
Other current liabilities	(434)	(385)	(410)
Invested capital	$901	$956	$929

Net income to average invested capital			3.9%
Operating return on invested capital(1)(2)			52.1%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) The ratio of operating return on invested capital is calculated as adjusted EBITA, net of income taxes paid, divided by the average invested capital.